The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated October 3, 2025

PRELIMINARY PRICING SUPPLEMENT dated October 3, 2025
(To Product Supplement No. 2 dated June 30, 2023
Prospectus Supplement dated May 12, 2023
and Prospectus dated May 12, 2023)
Jefferies Financial Group Inc. Medium-Term Notes, Series A Equity Linked Securities
Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
■      Linked to an approximately equally-weighted Basket comprised of the common stock of Lockheed Martin Corporation (33.34%); the common stock of Northrop Grumman Corporation (33.33%); and the common stock of RTX Corporation (33.33%).
■        Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity equal to only 90% of the face amount. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Basket from its starting level to its ending level. The maturity payment amount will reflect the following terms:
■     If the value of the Basket increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the value of the Basket from the starting level, subject to a maximum return at maturity of at least 36.00% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,360.00
■      If the value of the Basket remains unchanged, you will receive the face amount
■      If the value of the Basket decreases, you will have 1-to-1 downside exposure to the first 10% decrease in the value of the Basket from the starting level to the ending level and you may lose up to 10% of the face amount
■          Investors may lose up to 10% of the face amount
■       All payments on the securities are subject to our credit risk, and you will have no ability to pursue the Underlying Stock Issuer of any Basket Component for payment; if we default on our obligations under the securities, you could lose some or all of your investment
■         No periodic interest payments or dividends
■          No exchange listing; designed to be held to maturity

We estimate that the value of each security on the pricing date will be approximately $954.30, or within $30.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in this pricing supplement.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.
The securities are senior unsecured obligations of Jefferies Financial Group Inc. and, accordingly, all payments are subject to our credit risk. If we default on our obligations under the securities, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Original Offering Price	Agent Discount(1)(2)	Proceeds to the Issuer

Per Security	$1,000.00	$28.25	$971.75
Total
(1)
Jefferies LLC and Wells Fargo Securities, LLC are the agents for the distribution of the securities and are acting as principal.  See “Terms of the Securities—Agents” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)
In respect of certain securities sold in this offering, Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Jefferies	Wells Fargo Securities

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Terms of the Securities

Issuer:	Jefferies Financial Group Inc.
Market Measure:
A basket (the “Basket”) comprised of the following approximately equally-weighted basket components, with the return of each basket component having the weighting noted parenthetically: the common stock of Lockheed Martin Corporation (33.34%); the common stock of Northrop Grumman Corporation (33.33%); and the common stock of RTX Corporation (33.33%); (each, a “Basket component” and together, the “Basket Components”). Each Basket Component is an “Underlying Stock” for purposes of the accompanying product supplement.

Pricing Date*:	October 17, 2025.
Issue Date*:	October 22, 2025.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•  if the ending level is greater than the starting level: $1,000 plus the lesser of:
(i) $1,000 × basket return × upside participation rate; and
(ii) the maximum return; or
•  if the ending level is less than or equal to the starting level, the greater of:
(i) $1,000 + ($1,000 ×basket return); and
(ii) the minimum payment at maturity

If the value of the Basket decreases, you will have 1-to-1 downside exposure to the first 10% decline in the value of the Basket from the starting level to the ending level and you may lose up to 10% of the face amount of your securities at maturity.

Stated Maturity Date*:	October 20, 2028, subject to postponement. The securities are not subject to redemption by us or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Level:	The “starting level” is 100.00.
Stock Closing Price:
With respect to each Basket Component, closing price, stock closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

PRS-2

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Ending Level:	The “ending level” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the component return of the common stock of Lockheed Martin Corporation; (B) 33.33% of the component return of the common stock of Northrop Grumman Corporation; and (C) 33.33% of the component return of the common stock of RTX Corporation.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 36.00% of the face amount per security ($360.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,360.00 per security.
Minimum Payment at Maturity:	$900.00 per security (90% of the face amount)
Upside Participation Rate:	100%.
Basket Return:	The “basket return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Component Return:
The “component return” of a Basket Component will be equal to:
final component price - initial component price
initial component price
where,
• the “initial component price” will be the stock closing price of that Basket Component on the pricing date; and
• the “final component price” will be the stock closing price of that Basket Component on the calculation day.
The initial component price of each basket component will be set forth in the final pricing supplement relating to the securities.

PRS-3

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Calculation Day*:	October 17, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see  “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Agents:
Jefferies LLC and Wells Fargo Securities, LLC (“WFS”) are the agents for the distribution of the securities. The agents will receive an agent discount of up to $28.25 per security. The agents may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.
In addition, in respect of certain securities sold in this offering, Jefferies LLC may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
The agents and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities.  If the agents or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	47233YPL3

*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. 2 dated June 30, 2023, the prospectus supplement dated May 12, 2023 and the prospectus dated May 12, 2023 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Financial Group Inc., unless the context requires otherwise.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. 2 dated June 30, 2023:
https://www.sec.gov/Archives/edgar/data/96223/000114036123032428/brhc20055267_424b2.htm
•	Prospectus Supplement dated May 12, 2023 and Prospectus dated May 12, 2023:
https://www.sec.gov/Archives/edgar/data/96223/000114036123024421/ny20009069x3_424b2.htm

PRS-5

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Estimated Value of the Securities
The face amount of each security is $1,000.  The original issue price will equal 100% of the face amount per security.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than the original offering price.  We estimate that the value of each security on the pricing date will be approximately $954.30, or within $30.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.
Valuation of the Securities
Jefferies LLC calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Selected Risk Considerations—The estimated value of the securities was determined for us by our subsidiary using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the securities is a function of the terms of the securities and the inputs to Jefferies LLC’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to Jefferies LLC’s proprietary pricing models on the pricing date.
Since the estimated value of the securities is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period.
The relationship between the estimated value on the pricing date and the secondary market price of the securities
The price at which the agents or any of their respective affiliates purchase the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the Market Measure, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as a bid-offer spread that would be charged in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
The agents and/or their respective affiliates may, but are not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

PRS-6

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
■
seek 100% exposure to the upside performance of the Basket if the ending level is greater than the starting level, subject to the maximum return at maturity of at least 36.00% (to be determined on the pricing date) of the face amount;

■	desire to limit downside exposure to the Basket through the minimum payment at maturity;
■
are willing to accept the risk that, if the ending level is less than the starting level, they will have 1-to-1 downside exposure to the first 10% decline in the value of the Basket from the starting level to the ending level and may lose up to 10% of the face amount per security at maturity;

■	are willing to forgo interest payments on the securities and dividends on the Basket Components; and
■	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
■
are unwilling to accept the risk that the ending level of the Basket may decrease from the starting level, in which case they will have 1-to-1 downside exposure to the first 10% decline in the value of the Basket from the starting level to the ending level and may lose up to 10% of the face amount per security at maturity.

■	seek uncapped exposure to the upside performance of the Basket;
■	seek full return of the face amount of the securities at stated maturity;
■
are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income;
■	are unwilling to accept the risk of exposure to the Basket;
■	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
■	are unwilling to accept our credit risk, to obtain exposure to the Basket generally, or to the exposure to the Basket that the securities provide specifically; or
■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Basket Components, please see the section titled “The Basket Components” below.

PRS-7

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Securities Generally
If The Ending Level Is Less Than The Starting Level, You Will Lose Some, And Possibly Up To 10%, Of The Face Amount Of Your Securities At Maturity.
We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level of the Basket relative to the starting level and the other terms of the securities. Because the value of the Basket will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the ending level is less than the starting level, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the first 10% decline in the value of the Basket from the starting level to the ending level and you may lose up to 10% of the face amount per security at maturity. This is the case even if the value of the Basket is greater than or equal to the starting level at certain times during the term of the securities.
Even if the ending level is greater than the starting level, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of ours or another issuer with a similar credit rating with the same stated maturity date.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities.
Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.
The opportunity to participate in the possible increases in the value of the Basket through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Basket Components. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.
Changes In The Price Of The Basket Components May Offset Each Other.
Price movements in the Basket Components may not correlate with each other. Even if the final component price of a Basket Component increases, the final component price of one or more other Basket Components may not increase as much or may even decline in price. Therefore, in calculating the ending level, an increase in the final component price of a Basket Component may be moderated, or wholly offset, by a lesser increase or a decline in the final component price of another Basket Component.
The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.
The Tax Consequences Of An Investment In Your Securities Are Uncertain.
The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.
The Internal Revenue Service (“IRS”) announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the IRS may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of

PRS-9

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.
Risks Relating To An Investment In Our Debt Securities, Including The Securities
The Securities Are Subject To Our Credit Risk.
The securities are our obligations and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the Underlying Stock Issuer of any Basket Component for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the original offering price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our subsidiaries in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our subsidiaries in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.
The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Market Measure.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our subsidiaries may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.
Since the estimated value of the securities is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the securities.

PRS-10

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the securities prior to maturity.
The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the original offering price.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3‑month period.  WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.  If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.
The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the securities prior to stated maturity will be affected by the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: Basket performance; interest rates; volatility of the Basket; time remaining to maturity; and dividend yields on the Basket Components.  When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness.  You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Basket.  Because numerous factors are expected to affect the value of the securities, changes in the value of the Basket may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.
The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agents and/or their respective affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agents are willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.
Risks Relating To The Basket Components
The Maturity Payment Amount Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

PRS-11

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
•
Investing In The Securities Is Not The Same As Investing In The Basket Components. Investing in the securities is not equivalent to investing in the Basket Components. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Basket Components for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Basket Components. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Basket Components would have.

•	Historical Prices Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.
•	We Cannot Control Actions By The Underlying Stock Issuer of any Basket Component.
•	We And Our Subsidiaries Have No Affiliation With The Underlying Stock Issuer of any Basket Component And Have Not Independently Verified Its Public Disclosure Of Information.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than an Original Underlying Stock Issuer.
•	You Have Limited Anti-dilution Protection.
An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Defense Sector.
The basket components are issued by companies whose primary business is directly associated with the defense sector. Because the value of the securities is linked to the performance of the basket components, an investment in the securities exposes investors to risks associated with investments in the stocks of companies in the defense sector. The profitability of these companies is largely dependent on, among other things, U.S. government contracts, military demand, government regulation, material costs and availability, continued innovation and the success of various research endeavors, funding, talent attraction and retention, and industry competition. In addition, adverse economic, business, market, environmental, labor, tax or political developments affecting the U.S., the areas of the world in which these companies operate and/or the defense sector could adversely affect the prices of the basket components, and increase the volatility of the Basket.
The value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the defense sector than a different investment linked to a more broadly diversified group of underlying stock issuers. All of these factors could have an adverse effect on the price of the basket components and, therefore, on the value of the securities.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities.  In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our subsidiaries or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.  Our subsidiaries or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.
•
The calculation agent is our subsidiary and may be required to make discretionary judgments that affect the return you receive on the securities.  JFSI, a wholly owned subsidiary of Jefferies Financial Group Inc., will be the calculation agent for the securities.  As calculation agent, JFSI will determine any values of the Basket and make any other determinations necessary to calculate any payments on the securities. In making these determinations, JFSI may be required to make discretionary judgments that may adversely affect any payments on the securities.  See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events,” and “—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that JFSI is our subsidiary may cause it to have economic interests that are adverse to your interests as an investor in the securities, and JFSI’s determinations as calculation agent may adversely affect your return on the securities.

•	Research reports by our subsidiaries or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Basket.
•	Business activities of our subsidiaries or any participating dealer or its affiliates with the Underlying Stock Issuer of any Basket Component may adversely affect the value of the Basket.

PRS-12

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
•	Hedging activities by our subsidiaries or any participating dealer or its affiliates may adversely affect the value of the Basket.
•	Trading activities by our subsidiaries or any participating dealer or its affiliates may adversely affect the value of the Basket.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component price. The hypothetical initial component price of $100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent the actual initial component price of any Basket Component. The actual initial component price of each Basket Component will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Basket Components, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.
Upside Participation Rate:	100.00%
Hypothetical Maximum Return:	36.00% of the face amount or $360.00 per security (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Initial Component Price:	For each Basket Component, $100.00
Starting Level:	100.00
Minimum Payment at Maturity:	$900.00 per security (90% of the face amount)

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
36.00%
100% of Basket Return, to Maximum Return
90% Minimum Payment at Maturity
Security Return at Maturity
Basket Return at Maturity
Hypothetical Security Return
Hypothetical Basket Return

PRS-14

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Hypothetical Returns
Hypothetical ending level	Hypothetical basket return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,360.00	36.00%
175.00	75.00%	$1,360.00	36.00%
150.00	50.00%	$1,360.00	36.00%
136.00	36.00%	$1,360.00	36.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$975.00	-2.50%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
89.00	-11.00%	$900.00	-10.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$900.00	-10.00%
25.00	-75.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

(1)	The basket return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus starting level, divided by starting level).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-15

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Hypothetical Examples
Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:
	Common Stock of RTX Corporation	Common Stock of Northrop Grumman Corporation	Common Stock of Lockheed Martin Corporation
Initial component price:	$100.00	$100.00	$100.00
Final component price:	$107.00	$104.00	$104.00
Component return:	7.00%	4.00%	4.00%
Based on the component returns set forth above, the hypothetical ending level would equal:
100 × [1 + (33.33% × 7.00%) + (33.33% × 4.00%) + (33.34% × 4.00%)] = 105.00
Because the hypothetical ending level is greater than the starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:
(i)            $1,000 × basket return × upside participation rate
$1,000 × 5.00% × 100.00%
= $50.00; and
(ii)            the maximum return of $360.00
On the stated maturity date you would receive $1,050.00 per security.
Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:
	Common Stock of RTX Corporation	Common Stock of Northrop Grumman Corporation	Common Stock of Lockheed Martin Corporation
Initial component price:	$100.00	$100.00	$100.00
Final component price:	$126.00	$160.00	$140.00
Component return:	26.00%	60.00%	40.00%
Based on the component returns set forth above, the hypothetical ending level would equal:
100 × [1 + (33.33% × 26.00%) + (33.33% × 60.00%) + (33.34% × 40.00%)] = 142.00
Because the hypothetical ending level is greater than the starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:
(i)            $1,000 × basket return × upside participation rate
$1,000 × 42.00% × 100.00%
= $1,420.00; and
(ii)            the maximum return of $360.00
On the stated maturity date you would receive $1,360.00 per security, which is the maximum maturity payment amount.

PRS-16

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Example 3. Maturity payment amount is less than the face amount and reflects a return that is greater than the minimum payment at maturity:

	Common Stock of RTX Corporation	Common Stock of Northrop Grumman Corporation	Common Stock of Lockheed Martin Corporation
Initial component price:	$100.00	$100.00	$100.00
Final component price:	$55.00	$120.00	$110.00
Component return:	-45.00%	20.00%	10.00%
Based on the component returns set forth above, the hypothetical ending level would equal:
100 × [1 + (33.33% × -45.00%) + (33.33% × 20.00%) + (33.34% × 10.00%)] = 95.00
Because the hypothetical ending level is less than or equal to the starting level, the maturity payment amount per security would equal the greater of:
(i) $1,000 + ($1,000 × basket return)
$1,000 + ($1,000 × -5.00%)
= $950.00; and
(ii) the minimum payment at maturity of $900.00
On the stated maturity date you would receive $950.00 per security.

PRS-17

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Example 4. Maturity payment amount is less than the face amount and reflects a return equal to the minimum payment at maturity:

	Common Stock of RTX Corporation	Common Stock of Northrop Grumman Corporation	Common Stock of Lockheed Martin Corporation
Initial component price:	$100.00	$100.00	$100.00
Final component price:	$55.00	$40.00	$55.00
Component return:	-45.00%	-60.00%	-45.00%
Based on the component returns set forth above, the hypothetical ending level would equal:
100 × [1 + (33.33% × -45.00%) + (33.33% × -60.00%) + (33.34% × -45.00%)] = 50.00
Because the hypothetical ending level is less than or equal to the starting level, the maturity payment amount per security would equal the greater of:
(i) $1,000 + ($1,000 × basket return)
$1,000 + ($1,000 × -50.00%)
= $500.00; and
(ii) the minimum payment at maturity of $900.00
On the stated maturity date you would receive $900.00 per security.
This example illustrates that the securities provide for the repayment of 90% of the face amount at maturity even in scenarios in which the value of the Basket declines significantly from the starting level to the ending level (subject to our credit risk).

PRS-18

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Hypothetical Historical Performance of the Basket
The Basket will represent an approximately equally weighted portfolio of the following three Basket Components, with the return of each Basket Component having the weighting noted parenthetically: the common stock of Lockheed Martin Corporation (33.34%); the common stock of Northrop Grumman Corporation (33.33%); and the common stock of RTX Corporation (33.33%). The value of the Basket will increase or decrease depending upon the performance of the Basket Components. For more information regarding the Basket Components, see the information provided below.
While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2018 to October 2, 2025, assuming that the Basket was constructed on January 1, 2018 with a starting level of 100.00 and that each of the Basket Components had the applicable weighting as of that day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.
The hypothetical historical Basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

Basket Indicative Daily Performance Levels
250
200
150
100
50
0
Daily Closing Level
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Date

PRS-19

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
All disclosures contained in this pricing supplement regarding the Basket Components and the applicable Underlying Stock Issuers have been derived from publicly available sources.  Because the Underlying Stock Issuers are registered under the Securities Exchange Act of 1934, the Underlying Stock Issuers are required to periodically file certain financial and other information specified by the Securities and Exchange Commission (SEC). Information provided to or filed with the SEC by the Underlying Stock Issuers can be located through the SEC’s web site at sec.gov by reference to the CIK number set forth below. None of us, the calculation agent, Jefferies LLC or any of our other subsidiaries makes any representation to you as to the future performance of the Basket Components.  You should make your own investigation into the Basket Components.

This pricing supplement relates only to the offering of the securities and does not relate to any offering of the Basket Components or any other securities of the Underlying Stock Issuers. None of us, Jefferies LLC, WFS or any of our or their respective subsidiaries or affiliates has made any due diligence inquiry with respect to the Underlying Stock Issuers in connection with the offering of the securities. None of us, Jefferies LLC, WFS or any of our or their respective subsidiaries or affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Stock Issuers and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Stock Issuers could affect the price of the Basket Components and therefore could affect your return on the securities. The selection of the Basket Components is not a recommendation to buy or sell the Basket Components.

The Basket Components
Lockheed Martin Corporation
Lockheed Martin Corporation is a global security company that primarily researches, designs, develops, manufactures, and integrates advanced technology products and services. The company businesses span space, telecommunications, electronics, information and services, aeronautics, energy, and systems integration. The company operates worldwide. This Basket Component trades on the New York Stock Exchange under the symbol “LMT.” The Underlying Stock Issuer's CIK number is 0000936468 and its SEC file number is 001-11437.
Historical Information
We obtained the closing prices of this Basket Component in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of this Basket Component for the period from January 1, 2018 to October 2, 2025. The closing price on October 2, 2025 was $499.36. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the securities.

PRS-20

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Northrop Grumman Corporation
Northrop Grumman Corporation is a global security company. The company provides systems, products, and solutions in aerospace, electronics, information systems, and technical services. The company serves government and commercial customers worldwide. This Basket Component trades on the New York Stock Exchange under the symbol “NOC.” The Underlying Stock Issuer's CIK number is 0001133421 and its SEC file number is 001-16411.
Historical Information
We obtained the closing prices of this Basket Component in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of this Basket Component for the period from January 1, 2018 to October 2, 2025. The closing price on October 2, 2025 was $605.01. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the securities.
RTX Corporation
RTX Corporation is an aerospace and defense company that provides systems and services for commercial, military, and government customers worldwide. This Basket Component trades on the New York Stock Exchange under the symbol “RTX.” The Underlying Stock Issuer's CIK number is 0000101829 and its SEC file number is 001-00812.
Historical Information
We obtained the closing prices of this Basket Component in the graph below from Bloomberg L.P., without independent verification.
The following graph sets forth daily closing prices of this Basket Component for the period from January 1, 2018 to October 2, 2025. The closing price on October 2, 2025 was $166.63. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the securities.

PRS-21

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028

PRS-22

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.
The following section is the opinion of Sidley Austin LLP, our counsel.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in securities or currencies;
■	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a security as a hedge or that is hedged against interest rate risks;
■	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your securities as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your securities and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Your securities should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your securities in each year that you own the securities, even though you will not receive any payments from us until maturity.
We have determined that the comparable yield for the securities is equal to % per annum, compounded semi-annually with a projected payment at maturity of $     based on an investment of $1,000.
Based on this comparable yield, if you are an initial holder that holds a security until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the securities, from the security each year:

PRS-23

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 security)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 security) as of End of Accrual Period through December 31, 2025
January 1, 2026 through December 31, 2026
January 1, 2027 through December 31, 2027
January 1, 2028 through
You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your securities, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your securities, and we make no representation regarding the amount of contingent payments with respect to your securities.

If you purchase your securities at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your securities and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your securities will equal your securities’ original issue price plus any interest deemed to be accrued on your securities (under the rules governing contingent payment debt instruments) as of the time you purchase your securities. The original issue price of your securities will be the first price at which a substantial amount of the securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your securities in the initial offering if you purchase your securities at a price other than the issue price.
If the adjusted issue price of your securities is greater than the price you paid for your securities, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your securities is less than the price you paid for your securities, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
You will recognize gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities will equal the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities (in accordance with the comparable yield and the projected payment schedule for your securities), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your securities at a price other than the adjusted issue price determined for tax purposes.
Any gain you recognize upon the sale, exchange or maturity of your securities will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

PRS-24

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:
■	a nonresident alien individual;
■	a foreign corporation; or
■	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.
The term “Non-U.S. Holder” does not include any of the following holders:
■
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

■	certain former citizens or residents of the United States; or
■	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the Underlying Stock during the term of the securities. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the securities.

PRS-25

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
LEGAL MATTERS
The validity of the securities is being passed on for us by Sidley Austin LLP, New York, New York.

PRS-26

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Principal at Risk Securities Linked to a Basket of Three Defense Sector Stocks due October 20, 2028
RECENT DEVELOPMENTS

On September 29, 2025, Jefferies Financial Group Inc. announced its financial results for its fiscal third quarter of 2025:

Highlights for the three months ended August 31, 2025:
•	Investment Banking Net Revenues of $1.1 billion
•	Capital Markets Net Revenues of $723 million
•	Asset Management Net Revenues of $177 million
•	Income Before Income Taxes of $332 million
•	Net Income of $224 million (reflects a 26.9% effective tax rate)

Highlights for the nine months ended August 31, 2025:
•	Investment Banking Net Revenues of $2.6 billion
•	Capital Markets Net Revenues of $2.1 billion
•	Asset Management Net Revenues of $523 million
•	Income Before Income Taxes of $618 million
•	Net Income of $440 million (reflects a 23.8% effective tax rate)

Amounts herein pertaining to August 31, 2025 represent a preliminary estimate as of the date of the earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2025.

The above preliminary financial data included in this pricing supplement has been prepared by and is the responsibility of Jefferies’ management. Deloitte & Touche LLP, Jefferies’ independent public accountant, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

PRS-27